Timberline Acquires 100-Percent Ownership of Kettle Drilling, Inc.

March 10, 2006 – Spokane – Timberline Resources Corporation (OTC:TBLC) announced today that it has closed its acquisition of Kettle Drilling, Inc. (“Kettle”) of Coeur d’Alene, Idaho. Kettle provides drilling services to the mining and mineral exploration industries, combining state of the art equipment, world-class technical expertise, innovative thinking, and an impeccable safety record to companies within the mining industry across North
America and worldwide. Kettle recorded over $5-million in revenue for 2005 with significant growth projected in coming years, driven by a substantial backlog of domestic work along with ongoing expansion into Mexico.

Timberline Chairman and CEO John Swallow stated, “Kettle is now a wholly-owned subsidiary of Timberline and will retain its autonomy as an independent business unit. It will continue to be operated by its principals,
Doug Kettle and Dave Deeds, and will maintain separate corporate offices from Timberline and its exploration unit. The cohesiveness and operating skill of Kettle’s management and employees attracted us initially and we have no intention of tampering with their proven formula for success.”

Swallow continued, “We believe that a powerful, multi-year commodities bull market is underway and that this transaction will provide our shareholders with superior leverage as it continues to unfold. The acquisition of
Kettle has transformed Timberline into a unique entity among resource juniors, coupling Kettle’s steady cash flow and outstanding growth potential with the ‘blue-sky’ upside of our highly-experienced exploration team.”

In exchange for 100-percent of Kettle, Timberline paid a total purchase price of $4.8 million comprised of $2.4 million in cash and 5 million shares of preferred Timberline stock, convertible into common stock, valued at 40 cents per share, and a total of $400,000 through the issuance of two promissory notes to the two principals of
Kettle. Principal and interest on these notes are due in 180 days. To make the cash portion of the purchase price,
Timberline also borrowed $400,000 from its Chairman and CEO, due in one year and requiring monthly payments of interest only.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with the “blue sky” upside of its experienced mineral exploration team.
Timberline is a fully-reporting company with fewer than 17 million shares outstanding. Its common stock is quoted on the OTC Market under the symbol “TBLC”.

Certain statements contained in this press release are "forward looking statements" within the meaning of the Private Securities Litigation
Reform Act of 1995. Such statements are based on beliefs of management as well as assumptions made by and information currently available to management. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results.

Contact Information: John Swallow Chairman & CEO Phone: (208) 661-2518 www.timberline-resources.com